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                               HealthExtras, Inc.
                     Initial Public Offering of Common Stock
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                                         September 30, 1999




Warburg Dillon Read LLC
299 Park Avenue
New York, New York 10171

Ladies and Gentlemen:

            This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), between HealthExtras, Inc., a Delaware corporation (the "Company"), and each of you as Underwriters with respect to an underwritten public offering of Common Stock, $0.01 par value (the "Common Stock"), of the Company.

            In order to induce you to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Warburg Dillon Read LLC, offer, sell, contract to sell, pledge or otherwise dispose of, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of execution of the Underwriting Agreement.

            If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

                                    Yours very truly,


                                    /s/ Thomas L. Blair
                                    -------------------------------
                                    Name:  T. L. Blair
                                    Title: Administrative Member
                                           Highland Investments LLC